UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

Filed by the Registrant  ☒                            Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	CONFIDENTIAL, FOR USE OF THE COMMISSION ONLY (AS PERMITTED BY RULE 14(a)-6(e) (2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material under Section 240.14a-12

TOWER BANCORP, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required

☐	Fee computed on table below per Exchange Act Rules 14a-6(i) (4) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No. :

(3)	Filing Party:

(4)	Date Filed:

EXPLANATORY NOTE:

On or about October 25, 2011, Tower Bancorp, Inc. (“Tower”) mailed to its shareholders the following letter requesting that shareholders of Tower vote “FOR” approval and adoption of the Agreement and Plan of Merger, dated as of June 20, 2011, as amended, providing for the merger of Tower with and into Susquehanna Bancshares, Inc.

October 25, 2011

Dear Shareholder:

We previously mailed to you proxy materials for the Special Meeting of Shareholders of Tower Bancorp, Inc. to be held on November 16, 2011. According to our records, we have not yet received your vote.

As described in the proxy materials previously distributed to you, the Board of Directors of Tower is asking our shareholders to vote “FOR” a proposal to approve and adopt the Agreement and Plan of Merger, dated as of June 20, 2011, as amended, providing for the merger of Tower with and into Susquehanna Bancshares, Inc.

Because approval of the merger agreement requires the affirmative vote of at least 66-2/3% of the outstanding shares of Tower common stock entitled to vote at the special meeting, your failure to vote will have the same effect as a vote against the merger proposal. Regardless of how many shares you own it is important that you submit your proxy as soon as possible.

Please follow the instructions previously provided on the various methods to vote. If you hold your shares in the name of a brokerage firm, your broker cannot vote on the proposals unless they receive specific instructions from you.

The Board of Directors of Tower Bancorp, Inc. unanimously recommends that you vote “FOR” approval and adoption of the merger agreement and each of the other proposals described in the proxy materials.

If your proxy materials have been misplaced, a duplicate proxy card with voting instructions and a return envelope are enclosed.

Please complete, sign, date and return the enclosed proxy card immediately (or vote by telephone or over the internet). If you have any questions relating to the Special Meeting or voting your shares, or need to request additional proxy materials, you may call our proxy solicitation advisors, Eagle Rock Proxy Advisors LLC, Toll-Free at 855-612-6972.

We appreciate your support.

Sincerely,

Andrew Samuel, Chairman and CEO

IF YOU HAVE RECENTLY MAILED YOUR PROXY OR CAST YOUR VOTE BY

PHONE OR OVER THE INTERNET, PLEASE ACCEPT OUR THANKS AND

DISREGARD THIS REQUEST.

Additional Information About the Transaction

The proposed transaction will be submitted to the shareholders of Tower Bancorp, Inc. (“Tower”) and Susquehanna Bancshares, Inc. (“Susquehanna”) for their consideration and approval. In connection with the proposed transaction, Susquehanna has filed with the Securities and Exchange Commission (the “SEC”) a registration statement on Form S-4, which has been declared effective by the SEC and includes a joint proxy statement/prospectus and other relevant documents that have been distributed to the shareholders of Tower and Susquehanna. Tower and Susquehanna shareholders are encouraged to read the registration statement and the joint proxy statement/prospectus relating to the proposed transaction and any other relevant documents filed with the SEC, as well as any amendments or supplements to those documents, because they contain important information. You can obtain a free copy of the joint proxy statement/prospectus, as well as other filings containing information about Tower and Susquehanna, free of charge from the SEC’s Internet site (www.sec.gov), by contacting Tower Bancorp, Inc., 112 Market Street, Harrisburg, Pennsylvania 17101, Attention: Brent Smith, Investor Relations, telephone (717) 724-4666, or by contacting Susquehanna Bancshares, Inc., 26 North Cedar Street, Lititz, PA 17543, Attention: Abram G. Koser, Vice President – Investor Relations, telephone (717) 625-6305.

Participants in the Transaction

Tower, Susquehanna and their respective directors, executive officers, and certain other members of management and employees may be soliciting proxies from Tower and Susquehanna shareholders in favor of the transaction. Information regarding the persons who may, under the rules of the SEC, be considered participants in the solicitation of the Tower and Susquehanna shareholders in connection with the proposed transaction is set forth in the joint proxy statement/prospectus filed with the SEC. You can find information about the executive officers and directors of Susquehanna in its Annual Report on Form 10-K for the year ended December 31, 2010 and in its joint proxy statement/prospectus filed with the SEC on March 18, 2011. You can find information about Tower’s executive officers and directors in its Annual Report on Form 10-K for the year ended December 31, 2010 and in its definitive proxy statement filed with the SEC on April 8, 2011.

This document is not an offer to sell shares of Susquehanna’s securities which may be issued in the proposed transaction. Such securities are offered only by means of the joint proxy statement/prospectus referred to above.